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                                                                     EXHIBIT 1.3



                             SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT is made on the 12th day of December, 2000 BETWEEN :-

(1) Eco-Haru Mfr. Holdings Limited, a company incorporated in the British Virgins Islands with its registered office situate at Wickhams Cay, Road Town, Tortola, British Virgin Islands (hereinafter referred to as the "Subscriber");

(2) Tonga Group Holding Limited, a company incorporated in the British Virgin Islands with its registered office situate at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (hereinafter referred to as the "Issuer"); and

(3) Tonga Group Services Limited, a company incorporated in the British Virgin Islands with its registered office situate at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (hereinafter referred to as the "Guarantor").

WHEREAS:-

(A)  As at the date hereof, the Guarantor holds 100% interest in the Issuer.

(B) The Issuer presently has an authorised share capital of US$50,000 divided into 50,000 shares of US$1.00 each and issued capital of US$1,000. It is negotiating with the Suriname Government to secure the integration of a forestry concession into the group and entering into certain business cooperation in connection with the logging and sawn timber business associated with the forestry concession. The group is considering seeking a listing of its shares on a recognized stock exchange in Asia at an appropriate time.

(C) The Issuer has agreed to issue convertible notes (the "Notes") in the aggregate principal amount of US$14,200,000 to the Subscriber. The Subscriber has agreed to subscribe for the Notes upon and subject to the terms and conditions set out in this Agreement.


NOW IT IS HEREBY AGREED AS FOLLOWS:-

1.   INTERPRETATION

1.1 In this Agreement, including the Recitals hereto, the words and expressions set out below shall have the meanings attributed to them below unless the context otherwise required:-

     "Agreement"                  this Subscription Agreement.

     "Business Day"               a day (excluding Saturday) on which banks in
                                  Hong Kong are open for business.

     "Certificate"                the certificate to be issued in respect of
                                  each Note in the form set out in Schedule 1.

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     "Closing"                    the date fixed for closing pursuant to Clause
                                  3.1 or where the context so admits or
                                  requires, the performance by the parties hereto of their respective obligations under Clause 3.1 and Schedule 2.

     "Conditions"                 the terms and conditions to be attached to the
                                  Certificate in the form set out in Schedule 1
                                  (with such amendments thereto as the parties may agree), and "Condition" refers to the relative numbered paragraph of the Conditions.

     "Conversion Rights"          the rights attached to the Notes to convert
                                  the principal amount or a part thereof into Shares.

     "Conversion Shares"          the Shares to be issued by the Issuer under
                                  the Notes.

     "Notes" the convertible notes in the aggregate principal amount of US$14,200,000 to be issued by the Issuer with benefits of and subject to the provisions of the Conditions and "Notes" shall be construed accordingly.

     "Notes holder"               the person who is for the time being the
                                  holder of a Note.

     "Shares" the shares of US$1.00 each in the issued share capital of the Issuer existing on the date of this Agreement and all other (if any) stock or shares from time to time and for the time being ranking pari passu therewith and all other (if any) shares or stock resulting from any sub-division, consolidation or re-classification of Shares.

     "US$"                        United States dollars.

1.2 Expressions defined in the Conditions shall, unless the context otherwise requires, have the same meaning where used herein.

1.3 The expressions "Issuer", "Guarantor" and "Subscriber" shall where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

1.4 In this Agreement, unless the context requires otherwise, references to statutory provisions shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to this Agreement shall be construed as references to such document as the same may be amended or supplemented from time to time; unless otherwise stated, references to Clauses and the Schedule are to clauses of and the schedule to this Agreement. Clause headings are inserted for reference only and shall be ignored in construing this Agreement.

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2.   ISSUE OF AND SUBSCRIPTION FOR THE NOTES

2.1 Immediately following the execution of this Agreement, the Subscriber shall subscribe for cash the Notes in the aggregate principal amount of US$14,200,000 (hereinafter referred to as the "Full Value") at subscription price equal to 100% of the aforesaid principal amount. The Subscriber shall effect payment of such subscription price to or to the order of the Issuer.

2.2 The Issuer shall issue the Notes at the Full Value to the Subscriber or to such person as the Subscriber may direct.


3.   CLOSING

3.1 The Subscriber shall effect payment to the Issuer within four (4) Business Days from the date of this Agreement (or such other date as the Issuer and the Subscriber shall agree).

3.2 Closing shall take place on December 18, 2000 (or such other date as the Issuer and the Subscriber shall agree), provided that this Agreement shall not have terminated in accordance with Clause 5, each party shall perform its respective obligations set out in Schedule 2.


4.   REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE ISSUER AND GUARANTOR

4.1 The Issuer hereby represents, warrants and undertakes to the Subscriber that as at the date hereof and as at Closing:-

     (a) The Issuer is duly incorporated and validly existing in good standing under the laws of British Virgin Islands.

     (b) Save as mentioned in this Agreement, the Issuer has the authority to enter into and perform this Agreement and that in entering into this Agreement and issuing the Notes and the Conversion Shares, the Issuer does not do so in breach of or in conflict with any applicable laws or any order or judgment or agreement applicable to the Issuer or the Guarantor or any assets or business of any of the same or give to others any rights of termination, amendment, acceleration or cancellation under any agreement that is material in nature and this Agreement constitutes and the Notes, when issued and delivered, will constitute valid, binding and enforceable obligations of the Issuer.

     (c) The Issuer has full power and authority to issue the Notes and the Conversion Shares and perform its obligations thereunder, and in particular the Issuer will on listing have sufficient authorised but unissued share capital for the Issuer to perform its obligations under the Notes and the directors of the Issuer are authorised to issue the Notes convertible into Shares, the Conversion Shares when issued, will be duly authorised, validly issued and fully paid and shall rank pari passu in all respects with all other Shares outstanding at the date of

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          conversion and thereafter and be entitled to all dividends and distributions on the record date which falls on a date on or after the date of the conversion notice.

     (d) Subject as otherwise provided herein, the issue of the Notes and the Certificates and the Conversion Shares will not infringe and will not be contrary to the laws of the British Virgin Islands and will not result in any breach of the terms of the Memorandum and Articles of Association of the Issuer and of any agreement or obligation applicable to the Issuer.

     (e) Upon the issue of the Notes and the execution of the Certificates by the Issuer and delivery of the same, the Notes will constitute valid and binding obligations of the Issuer enforceable against the Issuer and the Certificates will constitute valid evidence of enforceable obligations of the Issuer.

     (f) There is no option, right to acquire or right to subscribe, over or affecting any part of the issued or unissued share capital of the Issuer and there are no securities, rights or obligations convertible into or exchangeable for any part of the issued or unissued share capital of the Issuer and there is no agreement or commitment to give or create any of the foregoing.

     (g) The Issuer agrees that so long as any of the Notes remain outstanding, the Issuer will not issue any securities or Equity Linked Securities other than the Shares to be issued upon the conversion of the Notes and under the preliminary Offer Document dated December 12, 2000.

4.2 The Guarantor hereby represents, warrants and undertakes to the Subscriber that as at the date hereof and as at Closing:-

     (a) The Guarantor is duly incorporated and validly existing in good standing under the laws of the British Virgin Islands.

     (b) The Guarantor undertakes to repay any outstanding sums under the Notes in the event that the Issuer fails to honor the repayment in respect of the Notes.

     (c) The Guarantor undertakes that Net Assets Value of the Issuer will not be less than US$14,200,000 at any time from the date of Closing until the Final Maturity Date or the date when no Notes remain outstanding, whichever is earlier.

4.3 The Issuer and the Guarantor undertake to notify the Subscriber forthwith on any matter of event coming to its attention prior to Closing which shows any of the representations or warranties contained in Clauses 4.1 and 4.2 to be or to have been untrue or inaccurate in any material respect.

4.4 Any liability of the Issuer and Guarantor pursuant to the representations and warranties contained in Clauses 4.1 and 4.2 shall continue for the benefit of the Subscriber notwithstanding Closing but shall cease with respect to the Subscriber, when it ceases to be a Notes holder or when the conversion rights are exercised under the Conditions of the Notes. In the event that a Notes holder transfers the

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     Notes in compliance with the Conditions of the Notes, the Issuer and
     Guarantor agree to assign the benefit of the representations and warranties for the benefit of such transferee of the Note, such benefit shall cease with respect to such transferee when it ceases to be a Notes holder or when its Conversion Shares are issued.


5.   TERMINATION AND FORCE MAJEURE

5.1 The Subscriber has the right to terminate its obligations to subscribe for the Notes pursuant to this Agreement, by notice in writing by the Subscriber to the Issuer at any time prior to Closing if in the opinion of Subscriber, the business or financial or trading position and prospects of the Issuer, the Guarantor and the group as a whole would be materially and adversely affected by any of the following taking place after execution hereof but before Closing:-

     (a) the introduction of any new law or regulation or any change in existing law or regulation (or the judicial interpretation thereof); or

     (b) the occurrence of any local, national or international event or change (whether or not forming part of a series or events of changes occurring or continuing after the date hereof) of a political, military or financial or economic nature or in the nature of any local, national or international outbreak or escalation of hostilities or armed conflict.

5.2 If, on or prior to Closing, the Subscriber shall receive notification pursuant to Clause 4.3 of, or shall otherwise become aware of, the fact that any of the representations or warranties contained in Clauses 4.1 and
     4.2 was, in any material respect when given, untrue or inaccurate or would in any material respect be untrue or inaccurate, if given on Closing such that, in the opinion of the Subscriber, the financial or trading position or prospect of the Issuer, the Guarantor and the Issuer taken as a whole are materially and adversely different from that which was represented or warranted in Clauses 4.1 and 4.2, then the Subscriber shall be entitled (but not bound) by notice in writing to the Issuer to elect to terminate this Agreement in which event the Subscriber shall be released and discharged from its obligations under this Agreement and at the same time the Issuer shall be released and discharged from its obligation to the Subscriber under this Agreement.

5.3 Upon the exercise of their right to terminate their obligations under this Agreement pursuant to Clause 5.1 or 5.2, all obligations of the Subscriber hereunder shall cease and determine and the Issuer shall not have any claim against the Subscriber in respect of any matter or thing arising out of or in connection with this Agreement (but without prejudice to the other accrued rights and liabilities of the parties hereto).


6.   NOTICES

     Any notice required or permitted to be given by or under this Agreement shall be in writing to the party by delivering to the following address or facsimile number:-

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
     The Issuer & the Guarantor:   Room 2105 Witty Commercial Building
                                   1A - 1L Tung Choi Street
                                   Mongkok, Kowloon, Hong Kong
                                   Fax No : 2781 0008

     The  Subscriber:              c/o EganaGoldpfeil (Holdings) Limited
                                   Block C, 11th Floor
                                   Hong Kong Industrial Centre
                                   489-491 Castle Peak Road
                                   Cheung Sha Wan, Kowloon
                                   Hong Kong
                                   Fax No : 2744 9909

     or to such other address or facsimile number as the party concerned may have been notified to the other party pursuant to this Clause and may be given by sending it by hand to such address or by facsimile transmission to such facsimile number, or to such other address or facsimile number as the party concerned may have notified to the other party in accordance with this Clause. Such notice shall be deemed to be served on the day of delivery or facsimile transmission (or, if the day of delivery or transmission is not a Business Day or if the delivery or transmission is made after 5:00 p.m. Hong Kong time, deemed to be served on the immediately following Business Day), or if sooner upon acknowledgement of receipt by or on behalf of the party to which it is addressed.


7.   COSTS AND EXPENSES

     Each party shall bear its own legal accountancy and other costs and expenses (if any) incurred in connection with the preparation, negotiation and settlement of this Agreement. Capital fee or stamp duty (if any) relating to the issue and delivery of the Notes or the Conversion Shares shall be borne by the Issuer.


8.   GENERAL PROVISIONS RELATING TO AGREEMENT

8.1 As regards any date or period, time shall be of the essence of this Agreement.

8.2 This Agreement shall be binding on and enure for the benefit of the successors of each of the parties and shall not be assignable except as provided in Clause 4.4.

8.3 The exercise of or failure to exercise any right or remedy in respect of any breach of this Agreement shall not, save as provided herein, constitute a waiver by such party of any other right or remedy it may have in respect of that breach.

8.4 Any right or remedy conferred by this Agreement on any party for breach of this Agreement (including without limitation the breach of any representations and warranties) shall be in addition and without prejudice to all other rights and remedies available to it in respect of that breach.

8.5 This Agreement and the Schedules hereto together with the Notes and the Certificate

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     constitute the entire agreement between the parties with respect to its subject matter (neither party having relied on any representation or warranty made by the other party which is not contained in this Agreement) and no variation of this Agreement shall be effective unless made in writing and signed by all of the parties.

8.6 This Agreement and the Schedules hereto together with the Notes and the Certificate supersedes all and any previous agreements, arrangements or understanding between the parties relating to the matters referred to in this Agreement and all such previous agreements, understanding or arrangements (if any) shall cease and determine with effect from the date hereof.

8.7 If at any time any provision of this Agreement is or becomes illegal, void or unenforceable in any respect, the remaining provisions hereof shall in no way be affected or impaired thereby.


9.   GOVERNING LAW AND JURISDICTION

     This Agreement shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region of the People's Republic of China.


10.  COUNTERPARTS

     This Agreement may be executed by the parties hereto in any number of counterparts and on separate counterparts, each of which when so executed shall be deemed an original but all of which shall constitute one and the same instrument and is binding on all parties.

     AS WITNESS whereof this Agreement has been duly executed on the date first above written.

Signed by :                                     )
For and on behalf of                            )
Eco-Haru Mfr. Holdings Limited                  )
In the presence of :-                           )

Signed by :                                     )
For and on behalf of                            )
Tonga Group Holding Limited                     )
In the presence of :-                           )

Signed by                                       )
For and on behalf of                            )
Tonga Group Services Limited                    )
In the presence of :-                           )

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                                   SCHEDULE 1


                             Form of the Certificate


                           TONGA GROUP HOLDING LIMITED
       (INCORPORATED IN THE BRITISH VIRGIN ISLANDS WITH LIMITED LIABILITY)


                         US$14,200,000 CONVERTIBLE NOTES

     Issued pursuant to the Subscription Agreement for US$14,200,000 Convertible Notes dated [______] made between the Issuer and the Subscriber and a resolution of its Board of Directors passed on ________, 2000.

     THIS IS TO CERTIFY that Eco-Haru Mfr. Holdings Limited whose registered office is situate at Wickhams Cay, Road Town, Tortola, British Virgin Islands is the registered holder (the "Notes holder") of the above-mentioned Convertible Notes (the "Notes"). The Notes are issued with the benefit of and subject to the terms and conditions attached hereto which shall form an integral part of this Certificate.

     GIVEN under the Seal of Tonga Group Holding Limited this ____ day of December, 2000.



----------------------------
Director

Notes :-

     The Notes cannot be transferred to bearer on delivery and is only transferable to the extent permitted by Condition 2 of the terms and conditions thereof. This Certificate must be delivered to Tonga Group Holding Limited for cancellation and reissue of an appropriate certificate in the event of any such transfer.

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                        TERMS AND CONDITIONS OF THE NOTES

     The Notes shall be held subject to and with the benefit of the terms and conditions set out below. Expressions defined in the Subscription Agreement
dated [    ] between the Subscriber, Tonga Group Holding Limited (the "Issuer")
and Tonga Group Services Limited (the "Guarantor") relating to the Note (the "Subscription Agreement") shall bear the same meanings in this Certificate.

1.   MATURITY

     Subject as provided herein, the outstanding principal amount of the Note together with interest accrued thereon at the rate referred to in Conditions
3.01 up to but excluding the date of repayment shall, unless previously repaid or converted into Shares plus eight per cent ("8%") of the face value of the outstanding principal amount in accordance with these Conditions, be repaid subject to and in accordance with the terms of the Note on the third anniversary date of the initial issue of the Note (the "Maturity Date"). The Notes may not be repaid or otherwise redeemed otherwise than in accordance with these Conditions.

2.   STATUS AND TRANSFER

2.01 The obligations of the Issuer arising under these Notes constitute general, unsecured obligations of the Issuer and will rank equally among themselves, pari passu with all other present and future unsecured and unsubordinated obligations of the Issuer except for obligations accorded preference by mandatory provisions of applicable law. No application will be made for a listing of the Notes on any stock exchange.

2.02 Subject to all applicable laws and regulations, the Notes may not be transferred or assigned, either in part or in whole, without the prior written consent of the Issuer (which consent shall however not be unreasonably withheld) unless the transfer satisfies the following condition:-

     (a) At any time before the Maturity Date if the Notes are transferred to any other company under the same ultimate control as the Notes holder with the beneficial ownership of the Notes being transferred to a company under the same ultimate control as the beneficial owner of the Notes before the relevant transfer, or any successor organization created by any group reorganization.

2.03 For the purpose of this Condition 2, any change in:-

     (a) the beneficial ownership of the Notes (whether or not the registered holder of the Notes are changed); or

     (b)  the ultimate control of the Notes holder

     shall be regarded as a transfer of the Notes, and the Notes holder shall procure that the conditions, requirements and other provisions regarding transfer under this Condition 2 shall be followed and complied with by the beneficial owner of the Notes and by its ultimate beneficial shareholder accordingly.

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2.04 Any assignment or transfer of the Notes shall be in respect of a minimum of
     US$1,000,000 of the outstanding principal amount of the Notes, but not otherwise.

2.05 In relation to any assignment or transfer of the Notes permitted under or otherwise pursuant to this Condition:-

     (a) The Notes may only be transferred by execution of a form of transfer (the "Transfer Form") which shall be in any usual or common form under the hand of the transferor and the transferee (or their duly authorised representatives) or, where either the transferor or transferee is a corporation under its common seal (if any) and under the hand of one of its officers duly authorised in writing or otherwise executed by a duly authorised officer thereof. In this Condition "transferor" shall, where the context permits or requires, include joint transferors or can be construed accordingly.

     (b) The Certificate of the Notes must be delivered for registration to the Issuer accompanied by (i) a duly executed Transfer Form; (ii) in the case of the execution of the Transfer Form on behalf of a corporation by its officers, the authority of that person or those persons to do so; (iii) such other evidence (including legal opinions) as the Issuer may reasonable require if the Transfer Form is executed by some other person on behalf of the Notes holder; and (iv) such other evidence (including legal opinions) as the Issuer may reasonably require to support that the conditions and requirements of this Condition 2 are satisfied. The Issuer shall, within seven (7) Business Days of such documents from the Notes holder, cancel the existing Certificate and issue a new certificate under the seal of the Issuer, in favour of the transferee or assignee as applicable.

2.06 Any legal and other costs and expenses which may be incurred by the Issuer in connection with any transfer or assignment of the Notes or any request therefor shall be borne by the Notes holder and promptly on demand reimbursed to the Issuer.

3.   INTEREST

3.01 Subject to Condition 3.03, the Notes will bear interest from and including the date of issue at the rate of 8 per cent (8%) per annum on the principal amount of the Notes outstanding from time to time. Subject to Condition 3.02, interest shall only be payable on conversion or as the case may be, redemption of the Notes.

3.02 In the event of any conversion of the Notes, the Issuer shall, upon delivery to the Notes holder of the Certificates for the Shares to which the Notes holder shall become entitled in consequence of such conversion, pay interest to the Notes holder at the rate specified in Condition 3.01 in respect of the principal amount of the Notes being converted calculated up to (but excluding) the Conversion Notice Date (as defined in Condition 5.03(e)) concerned, provided that the Issuer may, at its option, satisfy all or part of the interest due by the issue of additional shares in accordance with the provisions of Condition 5.01.

3.03 In the event that the Issuer fails to pay the outstanding principal amount of the Notes

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     or the interest payable under Condition 3.01 or 3.02 when due in accordance with the terms of the Notes, the Issuer shall pay, an additional interest on such overdue sum from and including the due date to but excluding the date of actual payment at eight per cent (8%) per annum.

3.04 Interest shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and a 365 day year, including the first day of the period during which it accrues and excluding the last.

4.   PAYMENTS

4.01 Payment of the interest and principal (if any is payable under the terms and conditions of the Notes) in respect of the Notes shall be made on the due date into such bank account or such other place as the Notes holder may notify the Issuer in writing from time to time. All payments by the Issuer shall be in United States dollars or such other currency as may be requested by the Notes holder in immediately available funds.

4.02 If the due date for payment of any amount in respect of the Notes is not a Business Day, the Notes holder will be entitled to payment on the next following Business Day in the same manner together with interest accrued in respect of any such delay at the rate specified in Condition 3.01.

4.03 For the purpose of these Conditions "Business Day" shall mean a day (excluding Saturday) on which banks are open for business in Hong Kong.

5.   CONVERSION

5.01 The Notes holder will have the right to convert US$10,000,000 of the outstanding principal amount of the Notes during the Conversion Period as defined hereinbelow upon presentation of the Notes Certificate and a Conversion Notice into fifteen per cent (15%) of the total equity share capital (adjusted to include any further share capital to be issued following conversion but on or prior to the listing of the Shares on a recognized stock exchange) on that Conversion Date or on a pro-rata basis if less than US$10,000,000 is converted. The balance of the principal amount in respect of the Notes not so converted, immediately following that Conversion Date, shall be entitled to be converted into Shares at the New Issue price upon listing.

5.02 No fraction of a Share will be issued on conversion. Shares to be issued upon conversion shall rank pari passu in all respects with all other existing Shares outstanding at the date of the Conversion Notice Date and be entitled to all dividends and other distributions as the record date of which falls on a date on or after the Conversion Notice Date.

5.03 For the purposes of these Conditions:-

     (a) "Conversion Period" shall be any time after three (3) months from the date of Closing up to the Maturity Date.

     (b) "Conversion Notice Date" means the date on which the Notes holder gives

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          written notice pursuant to Condition 6.01 exercising Conversion
          Rights.

6.   PROCEDURE FOR CONVERSION

6.01 The Conversion Rights pursuant to Condition 5.01 may, subject as provided herein, be exercised on any Business Day prior to the Maturity Date by the Notes holder giving written notice to the Issuer in accordance with Condition 13 stating the intention of the Notes holder to convert into Shares all or part of the Notes and (on a partial conversion) the principal amount of the Notes to be converted and the address in Hong Kong for the delivery of the share certificates of the Conversion Shares pursuant to Condition 6.03. Any such conversion notice shall be in the form annexed to the Conditions.

6.02 The Issuer shall be responsible for payment of all taxes and stamp duty, issue and registration duties (if any) and Stock Exchange levies and charges (if any) arising on any conversion.

6.03 The Issuer shall procure that the Shares arising on conversion shall be allotted and issued, credited as fully paid, to the Notes holder or as it may direct which issue shall be effected promptly but in any event within five (5) Business Days after, and with effect from, the Conversion Notice Date against delivery of the Certificate (which the Notes holder is obliged to deliver to the Issuer following such Conversion) and that certificates for the Shares to which the Notes holder shall become entitled in consequence of such conversion shall be issued and delivered to the Notes holder in Hong Kong and (if appropriate) together with an endorsement on the Certificate by a director of the Issuer for any balance of the Notes not converted.

7.   PROTECTION OF THE NOTES HOLDERS

7.01 So long as the Notes are outstanding, unless with prior written approval of all the Notes holders:-

     (a) the Issuer shall not declare or pay any interim, final or special dividend in cash out of its profits available for distribution or distribution in specie;

     (b) the Issuer shall keep available for issue, free from pre-emptive rights, out of its authorised but unissued capital such number of shares as would enable the Issuer to satisfy in full the Conversion Rights and all other rights for the time being outstanding of subscription for and conversion into Shares.

     (c) the Issuer shall not make any reduction of share capital, share premium account, capital redemption reserve fund or contributed surplus account involving any repayment to shareholders whether in cash or in specie (other than to shareholders having the right on a winding up of the Issuer to return of capital in priority to holders of shares) or reduce any uncalled liability in respect thereof;

     (d) the Issuer shall not in any way modify the rights attaching to the Shares as such or create or issue or permit to be in issue any other class of equity share capital carrying any right which is more favourable than the corresponding

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
          attaching to the shares or attach any special rights or privileges to any such other class of equity share capital;

     (e) the Issuer shall not consolidate or subdivide any of the shares or otherwise alter their nominal value and procure that at no time shall there be in issue Shares of differing nominal values;

     (f) the Issuer shall ensure that all shares issued upon conversion of the Notes will be duly authorised and validly issued fully paid and registered as freely transferable;

     (g) the Issuer shall use its best endeavours to secure the integration of a forestry concession in Suriname comprising of no less than 278,000 hectares, 80% of which is unlogged virgin forest, into the group and entering into certain business cooperation with the Suriname Government in the manner denoted in the Appendix attaching to these Conditions in connection with the forestry concession within 3 months from the date of Closing ("Target Date");

     (h) the Issuer shall use its best endeavours to ensure that a listing of and dealings in its shares on a recognized stock exchange in Asia is obtained within 3 years from the date of Closing;

     (i) the Issuer shall send to the Notes holder free of charge such financial information as shall be necessary to ascertain the financial or trading conditions of the Issuer and its subsidiaries.

8.   REPAYMENT AND REDEMPTION

8.01 If listing shall not have been obtained within 3 years from the date of Closing, the Issuer shall pay such principal moneys outstanding under the Notes to the Notes holder entitled thereto, together with all interest accrued thereon within seven (7) Business Days from the date thereof.

8.02 If the Issuer fails to fulfill its commitment under Condition 7.01(g), the Issuer is required to repay the outstanding principal of the Notes plus accrued interest within seven (7) Business Days from the Target Date.

8.03 The Notes holder shall be entitled, by giving written notice to the Issuer, to require redemption of the Notes or any part thereof if:

     (a) the Issuer's audited financial accounts shows net profits (after tax and minority interests but before extraordinary items) on a consolidated or combined basis is less than US$2,500,000 in any of the financial year after the date of this Agreement;

     (b) the Issuer shall seek listing on a stock exchange without the consent of the Notes holder and/or the market capitalization of the Issuer upon listing is less than US$66,000,000 and redemption of the Notes shall be effected within seven (7) Business Days of such written notice being given to the Issuer. In such circumstances, the amount to be repaid shall be equal to the principal moneys outstanding on the Notes together with all accrued interest.

9.   EVENTS OF DEFAULT

     If any of the following events ("Events of Defaults) occurs, the Notes holder may either give notice to the Issuer that the Notes are immediately due and payable at its principal amount then outstanding together with (i) any accrued and unpaid interest under Condition 3.01 calculated up to but excluding the date of payment and (ii) additional interest in the amount of eight per cent (8%) per annum on the principal amount of the Note remaining outstanding calculated from the date of issue of the Notes to the date of such notice.

     (a) The Issuer defaults in performance of any of its material obligations contained in the terms and conditions of the Notes, and such event continues to subsist for a continuous period of seven (7) Business Days after notice of such event is sent from the Notes holder to the Issuer or if the Shares arising on conversion are not allotted and issued in accordance with Condition 6.03 within five (5) Business Days after and with effect from the date the Conversion Notice is served; or.

     (b) An encumbrancer takes possession or a receiver, manager or other similar officer is appointed of the whole or any material part of the undertaking, property, assets or revenues of the Issuer, its subsidiaries and the Guarantor; or

     (c) Any of the Issuer, its subsidiaries and the Guarantor becomes insolvent or is unable to pay its debts as they mature or applies for or consents to or suffers the appointment of any administrator, liquidator or receiver or the whole or any material part of the undertaking, property, assets or revenues of any of the Issuer, its subsidiaries and the Guarantor, or takes any proceeding under any law for a readjustment or deferment of its obligations or any part of them or makes or enters into a general assignment or compromise with or for the benefits of its creditors; or

     (d) An order is made or an effective resolution passes for winding up of the Issuer, any of its subsidiaries (other than a restructuring pursuant to an internal group reorganization) or the Guarantor; or

     (e) A moratorium is agreed or declared in respect of any indebtedness of any of the Issuer, its subsidiaries or the Guarantor or any governmental authority or agency condemns, seizes, compulsorily purchase or expropriates all or any material part of the assets of any of the Issuer, its subsidiaries or the Guarantor; or

     (f)  The Issuer fails to pay any sum due from it under the Notes when due;
          or

     (g) Any representation or warranty made by the Issuer and the Guarantor pursuant to the Subscription Agreement proves to have been incorrect in any material respect.

10.  VOTING

     Notes holders will not be entitled to receive notices of, attend or vote at any meetings of the Issuer by reason only of being a Notes holder and shall not be entitled to any representation of the board of directors of the Issuer.

11.  EXPERTS

     In giving any certificate or making any adjustment hereunder, the auditors of the Issuer or (as the case may be) any merchant bank appointed by the Issuer shall be deemed to be acting as experts and not as arbitrators and, in the absence of manifest error, their decision be conclusive and binding on the Issuer and the Notes holder and all persons claiming through or under them respectively.

12.  REGISTER

     The Issuer shall maintain a register in the British Virgin Islands of the particulars of the Notes and the Notes holders.

13.  REPLACEMENT CERTIFICATE

     If the certificate for a Notes is lost or mutilated the Notes holder shall forthwith notify the Issuer and a replacement certificate for the Notes shall be issued if the Notes holder provides the Issuer with (i) the mutilated certificate for the Note; (ii) a declaration by the Notes holder or its officer that the Notes had been lost or mutilated (as the case may be ) or other evidence that the certificate for the Notes had been lost or mutilated; and
(iii) an appropriate indemnity in such form and content as the Issuer may reasonably require. Any certificate for the Notes replaced in accordance with this Condition shall forthwith be cancelled. All out of pocket expenses incurred by the Issuer in connection with any investigation in relation to the foregoing or in relation to the re-issue of certificate shall be for the account of the relevant Notes holder.

14.  NOTICES

     Any notice required or permitted to be given by delivering it pursuant to these Conditions shall be in writing and shall be deemed duly served if left at or sent by registered post or facsimile transmission to the respective party:-


     (a)  in the case of the Notes holder
          c/o EganaGoldpfeil (Holdings) Limited
          Block C, 11th Floor
          Hong Kong Industrial Centre
          489-491 Castle Peak Road
          Cheung Sha Wan, Kowloon
          Hong Kong

         Fax : (852) 2744 9909

     (b) in the case of the Issuer :
         Room 2105 Witty Commercial Building
         1A - 1L Tung Choi Street
         Mongkok, Kowloon, Hong Kong

         Fax No: (852) 2781 0008

or to such other address as the party concerned may have notified to the other party pursuant to this Condition 14 and such notice shall, if sent by post, be deemed to be served on the day of delivery or, if sent by facsimile transmission, be deemed to be served on the same day as when the fax is sent if received any time before 5:00 p.m. Hong Kong time or the next Business Day, if received after 5:00 p.m. Hong Kong time (or, in each case, on the immediately following Business Day, if the day of delivery is not a Business Day), or if sooner upon acknowledgement of receipt by or on behalf of the party to which it is addressed.

15.  AMENDMENT

     The terms and conditions of the Notes may not be varied, expanded or amended otherwise than with and in accordance with the prior consent of the Issuer and the Notes holders.

16.  GOVERNING LAW AND JURISDICTION

     The Notes and the terms of the Notes are governed by and shall be construed in accordance with the laws of the Hong Kong Special Administrative Region of the People's Republic of China.

                                CONVERSION NOTICE


                       To be attached to Notes Conditions

     The undersigned hereby irrevocably elects to convert the proportion of the Note specified below into shares of US$1.00 each of Tonga Group Holding Limited (the "Issuer") in accordance with the Condition, as of the date specified below.


Notes No:
          --------------------------------------------------------------------


Amount to be converted:
                        ------------------------------------------------------

Conversion Notice Date:
                        ------------------------------------------------------
Date of giving notice unless otherwise agreed


Principal Amount of
Note to be Converted:
                      --------------------------------------------------------


Address for delivery of certificate:
                                     -----------------------------------------

Signature of Notes holder:
                           ---------------------------------------------------


Name of Notes holder:
                      --------------------------------------------------------

                                   SCHEDULE 2


COMPLETION REQUIREMENT


1.   OBLIGATION OF THE SUBSCRIBER

     At Closing, the Subscriber shall:-

     (a) deliver to the Issuer reasonable evidence of the authority for the execution of this Agreement and the subscription of the Notes; and

     (b) undertake to pay to the Issuer or such person as the Issuer may direct within four (4) Business Days from the date of the Subscription Agreement such sum as is equal to the subscription price payable for the Notes into the bank account of the Issuer or to such person maintained with Wing Hang Bank, Limited.


2.   OBLIGATIONS OF THE ISSUER

     At Closing, the Issuer shall deliver to the Subscriber (or to such person at such place as the Subscriber may direct):

     (a) a certified copy of board resolution of the Issuer approving and authorising the execution and Closing of this Agreement and the issue of the Notes and the Certificate and the Conversion Shares upon the terms and subject to the Conditions contained herein;

     (b) The Certificate duly issued in favour of the Subscriber (or its nominee); and

     (c) confirmation signed by a director of the Issuer and the Guarantor confirming that the representations and warranties set out in the Subscription Agreement will be true and accurate in all material respects at Closing.

                                                                        APPENDIX


     Principal terms of cooperation in the business activities of BRUYNZEEL SURINAME HOUTMASSTSCHAPPIJ N.V. whose address is situated at Republic of Suriname (hereinafter referred to as the "Company")

Background:-

(A) The Government of Suriname is the registered and beneficial owner of 100% issued shares in the Company.

(B) The Company holds the registered and concession right of the forestry concession in Suriname comprising of 278,000 hectares, 80% of which are unlogged virgin forest. The location of the forestry concession is set out in Schedule A hereto.

(C) The Company has a plant site of 36 hectares under a long-term lease with the Government from 1948 to 2023, comprising of a sawmill, plywood mill, boiler plant and warehouses.

(D) The Company is principally engaged in log harvesting, the production of sawn timber and plywood and the distribution of log, sawn timber and plywood for the domestic market and export to the Caribbean Region.

(E) The Suriname Government is desirous of selling its entire interest, representing 100% issued shares, in the Company and entering into certain business cooperation arrangement with the buyer in respect of the business activities of the Company.

The proposed business cooperation arrangement is as under:

(1) The Company shall lay off the entire existing employees (full time and part-time) and shall deal with the Suriname Government of the existing pension plan. The Suriname Government shall pay all related costs and expenses in relation to such lay off and the existing pension plan.

(2) The buyer shall pay to the Suriname Government United States Dollars one million (US$1,000,000) on (date, year 1) and United States Dollars one million (US$1,000,000) on (date, year 2) to pay the pension plan and compensation for the lay off employees. The Suriname Government has to covenant with the Company and the buyer that the whole of the two sums shall be exclusively used for payment of the pension fund and compensation for the Company's employees and shall indemnify the Company and the buyer from all costs, expenses and other liabilities relating to any pension fund or compensation payable to such employees.

(3) The buyer shall have the exclusive right to nominate five individuals to form the Board of Directors of the Company. The Company agrees to appoint Mr. Hendrison as the Managing Director of the new management team. The senior management shall comprise of five executives with one from the labor union (if it exists) and the others from the existing management.

(4) The buyer agrees that the new management of the Company will have full authority to rehire the lay off employees who meet the new standard of hiring policy or contract. The age bracket should be within the average of 25 to 30 years old. The total labor force for the newly organized Company should not exceed five hundred but not lower than two hundred fifty.

(5) The buyer will bring in overseas technical know-how and overseas management personnel of not more than twenty per cent of the total labor force of the Company. The buyer will use its best endeavors to procure the Company to make contribution with a view to enhancing the local employment and the development of the national economy of Suriname.

(6) The buyer will use its best endeavors to procure the Company to secure the FSC certificate under the new management for the products of the Company.

(7) The buyer will procure the new management of the Company to work with the trade union (if it exists) in a harmonious attitude for the benefit of the Company.

(8) The buyer will procure the Company under the new management to provide internal training by engaging overseas consultants to hold seminars and scholarship for those outstanding employees to further their education abroad.

(9) The Company under new management will invest up to United States Dollars thirteen Million and Five Hundred Thousand (US$13,500,000) to be primarily financed by its profits generated from the normal operations to upgrade the production and operation of its machinery and equipment as follows:

     Year 1 Initial capital of US$4,000,000 is wholly applied to pay the pension fund and the working capital.

     Year 2        up to US$2,500,000-

     Year 3        up to US$5,500,000-

     Year 4        up to US$5,500,000-

(10) In consideration of the responsibilities and covenants undertaken by the Suriname Government, the Suriname Government shall be entitled to a profit share equal to 10% of the after-tax earnings of the Company, payable within two months from the date of issue of the audited accounts for the relevant financial year. The Suriname Government shall be entitled to the profit share on a pro-rata basis for the period less than a full financial year.

Conditions precedent:-

(1) The Company shall secure final approval from the Foreign Exchange Commission of the Republic of Suriname that no transfer tax and other taxes shall be imposed on the offshore holding company of the Company.

(2) The Company shall procure favorable exchange control and tax treatment for the Company including but not limited to withholding tax exemption (for dividend, interest, management fees paid to offshore holding company), granting tax holidays of ten years in respect of the Company's income, favorable export duty on all products of the Company, as well as liaising with the trade union (if it exists) for the best benefit of the Company.